Exhibit 99.1

Howmet Aerospace Reports Third Quarter 2020 Financial Results

Third Quarter 2020 Highlights

  Revenue of $1.1 billion, down 37% year over year
  Income from continuing operations of $36 million, or $0.08 per share, versus $58 million, or $0.13 per share, in the third quarter 2019
  Income from continuing operations excluding special items of $13 million, or $0.03 per share, versus $148 million, or $0.33 per share, in the third quarter 2019
  Operating income of $73 million versus $256 million in the third quarter 2019
  Operating income excluding special items of $100 million, down 69% year over year
  Generated positive cash from operations and positive adjusted free cash flow; Cash balance at end of quarter increased to $1.4 billion
  Revolving credit facility undrawn at $1 billion

2020 Outlook* Updated and Improved

  Full year 2020: Revenue increased to $5.22 billion - $5.28 billion, Adj EBITDA increased to $1.04 billion - $1.07 billion, Adj EBITDA Margin narrowed to 19.8% - 20.2%, Earnings Per Share Excluding Special Items increased to $0.68 - $0.76
  Fourth quarter 2020: Revenue increased to $1.20 billion – $1.26 billion, Adj EBITDA $240 million - $270 million, Adj EBITDA Margin 20% - 21%, Earnings Per Share Excluding Special Items $0.13 - $0.21
  Second quarter 2020 to fourth quarter 2020: Adjusted Free Cash Flow unchanged at $350 million - $450 million
  Year-end 2020 cash balance of approximately $1.5 billion

Key Announcements

  Increased full year 2020 cost reduction target to $185 million versus prior $150 million.
  Reduced full year 2020 capital expenditures outlook to $160 million versus prior $175 million.
  Repurchased $51 million of common stock; $299 million remains authorized for share repurchases.

*Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “Updated and Improved 2020 Outlook” below.

PITTSBURGH--(BUSINESS WIRE)--November 9, 2020--On April 1, 2020, Arconic Inc. completed the separation of its business into two independent, publicly-traded companies: Howmet Aerospace Inc. (the new name for Arconic Inc.) and Arconic Corporation. The financial results of Arconic Corporation for all periods prior to April 1, 2020 have been retrospectively reflected in the Statement of Consolidated Operations as discontinued operations and, as such, have been excluded from continuing operations and segment results for all periods prior to April 1, 2020. Additionally, the related assets and liabilities associated with Arconic Corporation in the December 31, 2019 Consolidated Balance Sheet are classified as assets and liabilities of discontinued operations. The cash flows, comprehensive income, and equity related to Arconic Corporation have not been segregated and are included in the Statement of Consolidated Cash Flows, Statement of Consolidated Comprehensive Income, and Statement of Changes in Consolidated Equity, respectively, for all periods prior to April 1, 2020.

Howmet Aerospace (NYSE: HWM) today reported third quarter 2020 results, for which the Company reported revenues of $1.13 billion, down 37% year over year due to disruptions in the commercial aerospace and commercial transportation markets, primarily driven by COVID-19 and 737 MAX production declines, somewhat offset by growth in the defense aerospace and industrial gas turbine markets.

Howmet Aerospace reported income from continuing operations of $36 million, or $0.08 per share, in the third quarter 2020 versus income from continuing operations of $58 million, or $0.13 per share, in the third quarter 2019. Income from continuing operations excluding special items was $13 million, or $0.03 per share, in the third quarter 2020, versus $148 million, or $0.33 per share, in the third quarter 2019. Income from continuing operations in the third quarter 2020 included a $23 million benefit from special items, principally related to a benefit of discrete tax items, partially offset by restructuring and other charges.

Third quarter 2020 operating income was $73 million versus $256 million in the third quarter 2019. Operating income excluding special items was $100 million, down 69% year over year, and includes the buyout of an unfavorable long-term contract for $8 million. The year-over-year decline was also due to significant disruptions in the commercial aerospace and commercial transportation markets driven by COVID-19 and 737 MAX production declines resulting in unfavorable volume and product mix, partly offset by growth in the defense aerospace and industrial gas turbine markets, variable and fixed cost reductions, and favorable product pricing. Operating income margin, excluding special items, was down approximately 900 basis points year over year to 8.8%.

Howmet Aerospace Executive Chairman and Co-Chief Executive Officer John Plant said, “As expected, Howmet Aerospace faced significant headwinds in the third quarter 2020 from the impact of the COVID-19 pandemic, reflected in our commercial aerospace revenues down 56% year over year. Nevertheless, third quarter 2020 results were in line with our expectations and included strong cash generation. We continue to focus on price increases, variable cost flexing, structural cost reduction, and capex reduction to drive free cash flow.”

Mr. Plant continued, “We expect that third quarter 2020 revenue and earnings will represent the low point for the year as commercial transportation and industrial gas turbine markets continue to recover, and we see fourth quarter 2020 adjusted EBITDA margins returning to the 20% to 21% range. In fact, we have improved our full year 2020 outlook, strengthening sales, increasing adjusted EBITDA, and lifting Adjusted earnings per share. Howmet Aerospace remains focused on the trajectory of margins as we move into 2021.”

“Our liquidity position is strong as a result of our strict and disciplined approach to costs and spending, and we expect to end the year with approximately $1.5 billion of cash. Our $1 billion revolving credit facility remains undrawn and our next significant debt maturity is not until 2024.”

For the third quarter 2020, cash provided from operations was $35 million; cash used for financing activities was $62 million; and cash provided from investing activities was $108 million. Adjusted Free Cash Flow for the third quarter 2020 was $143 million, inclusive of an approximate $45 million reduction in our accounts receivable securitization program and $14 million of cash severance payments.

Third Quarter 2020 Segment Performance

Engine Products

Engine Products reported revenue of $485 million, a decrease of 43% year over year due to declines in the commercial aerospace market, driven by COVID-19 and 737 MAX production declines, partly offset by growth in the defense aerospace and industrial gas turbine markets. Segment operating profit was $39 million, down 76% year over year, driven by volume declines and an $8 million impact from the exit of an unfavorable long-term contract, partially offset by variable and fixed cost reductions and favorable product pricing. Segment operating profit margin decreased approximately 1,110 basis points year over year to 8.0%.

Fastening Systems

Fastening Systems reported revenue of $271 million, a decrease of 31% year over year due to declines in the commercial aerospace and commercial transportation markets, primarily driven by COVID-19 and 737 MAX production declines. Segment operating profit was $33 million, down 68% year over year, driven by volume declines, unfavorable product mix, and delayed cost actions in Europe; partially offset by other variable and fixed cost reductions and favorable product pricing. Segment operating profit margin decreased approximately 1,390 basis points year over year to 12.2%.

Engineered Structures

Engineered Structures reported revenue of $206 million, a decrease of 35% year over year due to declines in the commercial aerospace market, driven by COVID-19 and Boeing 787 and 737 MAX production declines. Segment operating profit was $10 million, down 75% year over year, driven by volume declines and unfavorable product mix, partially offset by variable and fixed cost reductions and favorable product pricing. Segment operating profit margin decreased approximately 770 basis points year over year to 4.9%.

Forged Wheels

Forged Wheels reported revenue of $172 million, a decrease of 29% year over year due to declines in the commercial transportation markets, primarily driven by COVID-19. Segment operating profit was $35 million, down 42% year over year, driven by volume declines, partially offset by variable and fixed cost reductions. Segment operating profit margin decreased approximately 460 basis points year over year to 20.3%.

Updated and Improved 2020 Outlook*

	Prior	Updated
4Q20 Revenue Full Year Revenue[1]	~$5,200M +/- $100M	~ $1,230M +/- $30M ~$5,250M +/- $30M
4Q20 Adjusted EBITDA[2] 4Q20 Adjusted EBITDA Margin[2] Full Year Adjusted EBITDA[1,2] Full Year Adjusted EBITDA Margin[1,2]	~$1,030M +/- $35M ~20% +/- 100 bps	~$255M +/- $15M 20% to 21% ~$1,055M +/- $15M ~20% +/- 20 bps
4Q20 Adjusted Earnings Per Share[2] Full Year Adjusted Earnings per Share[1,2]	$0.60 - $0.72	$0.13 - $0.21 $0.68 - $0.76
4Q20 Adjusted Free Cash Flow[3] 2Q20 - 4Q20 Adjusted Free Cash Flow[1,3]	~$400M +/- $50M	~$180M +/- $50M ~$400M +/- $50M
Year-End 2020 Cash Balance		~$1.5B +/- $50M

1) Outlook assumes 1Q20 revenue of ~$1,632M, 1Q20 Adjusted EBITDA excluding special items of ~$386M, 1Q20 Earnings per Share excluding special items of ~$0.40, and 1Q20 Adjusted Free Cash Flow of ~($100M).
2) Excludes special items.
3) Adjusted Free Cash Flow outlook excludes separation costs of $11M; Includes A/R Securitization/Customer Supplier Financing unfavorable impact of ($30M) in 2Q20 and ($45M) in 3Q20; Includes Pension/OPEB contributions and interest payments.

* Howmet Aerospace has not provided reconciliations of the forward-looking non-GAAP financial measures, such as adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share or earnings per share excluding special items, and adjusted free cash flow, to the most directly comparable GAAP financial measures. Such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Increased Cost Reduction Target to Approximately $185 Million in 2020

In response to the significant market disruptions associated with COVID-19, Howmet Aerospace commenced plans in April to reduce costs. The Company increased its full year 2020 cost reduction target to $185 million versus the prior $150 million commitment. This structural cost reduction is in addition to the flexing of variable costs.

Reduced Full Year 2020 Capital Expenditures Outlook to $160 Million

Amid the reduction in volumes, Howmet Aerospace continues to focus on strengthening its liquidity position. The Company reduced its expectations for full year 2020 capital expenditures to $160 million versus prior expectations of $175 million.

Repurchased $51 Million of Common Stock in the Third Quarter 2020; $299 Million Authorization Remains

During the third quarter 2020, the Company repurchased 2.9 million shares of its common stock for $51 million. $299 million remains available under prior authorization by the Board of Directors for share repurchases. Total common shares outstanding as of the end of September were approximately 434 million. Repurchases will be subject to market conditions, legal requirements and other considerations. The share repurchase program may be suspended, modified or terminated at any time without prior notice.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Monday, November 9, 2020. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on November 9 via the “Investors” section of the Howmet Aerospace website. A link to the press release will also be available via Howmet Aerospace’s Twitter handle @HowmetAerospace at https://twitter.com/howmetaerospace.

About Howmet Aerospace

Howmet Aerospace, Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,200 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. In 2019, the businesses of Howmet Aerospace reported annual revenue of over $7 billion. For more information, visit www.howmet.com. Follow @howmetaerospace: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of end markets; statements and guidance regarding future financial results or operating performance; statements regarding future strategic actions; and statements about Howmet Aerospace's strategies, outlook, business and financial prospects, including share repurchases, which may be subject to market conditions, legal requirements and other considerations. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) the impact of the separation on the businesses of Howmet Aerospace; (b) deterioration in global economic and financial market conditions generally, including as a result of pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions as the COVID-19 outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) competition from new product offerings, disruptive technologies or other developments; (f) political, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (g) manufacturing difficulties or other issues that impact product performance, quality or safety; (h) Howmet Aerospace’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (i) the impact of potential cyber attacks and information technology or data security breaches; (j) the loss of significant customers or adverse changes in customers’ business or financial conditions; (k) adverse changes in discount rates or investment returns on pension assets; (l) the impact of changes in raw material prices (including but not limited to aluminum and nickel prices) and foreign currency exchange rates on costs and results; (m) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (n) the possible impacts and our preparedness to respond to implications of COVID-19; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2019, Forms 10-Q for the quarters ended March 31, 2020 and June 30, 2020, along with other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Howmet Aerospace Inc. and subsidiaries Statement of Consolidated Operations (unaudited) (in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	September 30, 2020	June 30, 2020	September 30, 2019
Sales	$1,134	$1,253	$1,794

Cost of goods sold (exclusive of expenses below)	900	923	1,317
Selling, general administrative, and other expenses	66	74	89
Research and development expenses	5	4	6
Provision for depreciation and amortization	68	73	70
Restructuring and other charges(1)	22	105	56
Operating income	73	74	256

Interest expense	77	144	85
Other expense, net	8	16	8

Income (loss) from continuing operations before income taxes	(12)	(86)	163
Provision (benefit) for income taxes	(48)	(2)	105
Income (loss) from continuing operations after income taxes	36	(84)	58
Income (loss) from discontinued operations after income taxes	—	(12)	37

Net income (loss)	$36	$(96)	$95

EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO HOWMET AEROSPACE COMMON SHAREHOLDERS:
Basic(2)(3)(5):
Continuing Operations	$0.08	$(0.19)	$0.13
Discontinued Operations	$—	$(0.03)	$0.09
Net income (loss) per share(5)	$0.08	$(0.22)	$0.22
Average number of shares(3)(4)	436,123,504	436,110,495	436,364,035

Diluted(2)(3)(5):
Continuing Operations	$0.08	$(0.19)	$0.13
Discontinued Operations	$—	$(0.03)	$0.08
Net income (loss) per share(5)	$0.08	$(0.22)	$0.21
Average number of shares(3)(4)	439,389,489	436,110,495	456,679,981

Common stock outstanding at the end of the period	433,598,864	436,110,495	433,819,520
(1)

Restructuring and other charges for the quarter ended September 30, 2020 included severance costs, pension curtailments and other exit costs. Restructuring and other charges for the quarter ended June 30, 2020 included severance costs, asset impairments, and other exit costs. Restructuring and other charges for the quarter ended September 30, 2019 primarily included a charge for impairment associated with an agreement to sell a U.K. forging business and other exit costs.

(2)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended September 30, 2020, June 30, 2020, and September 30, 2019 need to be subtracted from Net income (loss).

(3)

For the quarter ended September 30, 2020, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding employee stock options and awards.

(4)

Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarter ended September 30, 2020 do not reflect the full impact of the share repurchases made at different times during 2020. Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarter ended September 30, 2019 do not reflect the impact of the convertible notes, the difference between the diluted average number of shares and the respective basic average number of shares related to share equivalents associated with outstanding employee stock options and awards and the full impact of the share repurchases made at different times during 2019.

(5)	Per share amounts are calculated independently for Continuing and Discontinued Operations, therefore, the sum of the amounts may not equal the total Net Income (loss) per share.

Howmet Aerospace Inc. and subsidiaries Consolidated Balance Sheet (unaudited) (in U.S. dollar millions)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,365	$1,577
Receivables from customers, less allowances of $1 in 2020 and $1 in 2019	310	583
Other receivables(1)(2)	120	349
Inventories	1,592	1,607
Prepaid expenses and other current assets	213	285
Current assets of discontinued operations	—	1,442
Total current assets	3,600	5,843

Properties, plants, and equipment, net	2,552	2,629
Goodwill	4,072	4,067
Deferred income taxes(3)	262	209
Intangibles, net	584	599
Other noncurrent assets	269	316
Non current assets of discontinued operations	—	3,899
Total assets	$11,339	$17,562

Liabilities
Current liabilities:
Accounts payable, trade	$521	$976
Accrued compensation and retirement costs	215	285
Taxes, including income taxes	82	65
Accrued interest payable	99	112
Other current liabilities	276	229
Short-term debt	384	1,034
Current liabilities of discontinued operations	—	1,424
Total current liabilities	1,577	4,125
Long-term debt, less amount due within one year	4,697	4,906
Accrued pension benefits	1,002	1,030
Accrued other postretirement benefits	191	200
Other noncurrent liabilities and deferred credits	371	438
Non current liabilities of discontinued operations	—	2,258
Total liabilities	7,838	12,957

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	434	433
Additional capital	4,683	7,319
Retained earnings(3)	258	113
Accumulated other comprehensive loss	(1,929)	(3,329)
Total Howmet Aerospace shareholders’ equity	3,501	4,591
Noncontrolling interests	—	14
Total equity	3,501	4,605
Total liabilities and equity	$11,339	$17,562
(1)	Approximately $280 out of the total $350 related to the sale of receivables program was recast into discontinued operations for the December 31, 2019 period.
(2)	Includes a deferred purchase program receivable of $53 for the September 30, 2020 period and $246 for the December 31, 2019 period.
(3)

During the second quarter of 2020, a $16 tax error was identified related to periods prior to 2018. Although management has determined it was not material to any periods, it was corrected as an adjustment to Retained Earnings (Accumulated Deficit) in the Statement of Changes in Consolidated Equity in the second quarter and six months ended June 30, 2020. During the third quarter, the Company determined that such correction to Retained Earnings (Accumulated Deficit) should have been accounted for as a correction to its prior year’s Retained Earnings (Accumulated Deficit) and Deferred income taxes and has made this revision in the current quarter. The accompanying Consolidated Balance Sheet at December 31, 2019 reflects the revision for such tax item.

Howmet Aerospace and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions, except as noted)

	Nine months ended September 30,
	2020	2019
Operating activities
Net income	$155	$161
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	271	407
Deferred income taxes	25	(36)
Restructuring and other charges	148	630
Net loss from investing activities—asset sales	6	6
Net periodic pension benefit cost	42	87
Stock-based compensation	35	44
Other	63	15
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(117)	(957)
(Increase) in inventories	(42)	(92)
(Increase) in prepaid expenses and other current assets	1	17
(Decrease) increase in accounts payable, trade(2)	(439)	(2)
(Decrease) in accrued expenses	(177)	(90)
Increase in taxes, including income taxes	41	92
Pension contributions	(110)	(217)
(Increase) in noncurrent assets	(5)	(12)
(Decrease) in noncurrent liabilities	(39)	(36)
Cash (used for) provided by operations	(142)	17

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	(8)	—
Additions to debt (original maturities greater than three months)(1)	2,400	300
Payments on debt (original maturities greater than three months)	(2,041)	(303)
Debt issuance costs	(61)	—
Premiums paid on early redemption of debt	(59)	—
Proceeds from exercise of employee stock options	30	19
Dividends paid to shareholders	(10)	(48)
Repurchases of common stock	(51)	(1,100)
Net cash transferred from Arconic Corporation at separation	(500)	—
Other	(39)	(12)
Cash used for financing activities	(339)	(1,144)
Investing Activities
Capital expenditures(2)	(220)	(532)
Proceeds from the sale of assets and businesses	114	27
Sales of investments	—	47
Cash receipts from sold receivables	258	630
Other	—	(1)
Cash provided from investing activities	152	171
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6)	(2)
Net change in cash, cash equivalents and restricted cash	(335)	(958)
Cash, cash equivalents and restricted cash at beginning of period	1,703	2,282
Cash, cash equivalents and restricted cash at end of period	$1,368	$1,324
(1)

In the first quarter of 2020, Arconic Corporation, which was then a wholly-owned subsidiary of Howmet Aerospace, completed its $600 offering of 6.125% senior secured second-lien notes due 2028 and a $600 seven-year senior secured first-lien term loan B facility in preparation for the Arconic Inc. Separation Transaction.

(2)

During the quarter ended September 30, 2020, the Company identified a misclassification in the presentation of changes in accounts payable and capital expenditures in its previously issued Statement of Consolidated Cash Flows. Although management has determined that such misclassification did not materially misstate such prior financial statements, the Company has revised its Statement of Consolidated Cash Flows for the nine months ended September 30, 2019 resulting in an increase of $117 to previously reported capital expenditures within cash provided from investing activities with a corresponding offset in accounts payable, trade within cash used for operations. The Company also revised its Statement of Consolidated Cash Flows to increase its previously reported capital expenditures with a corresponding offset in accounts payable, trade of $83 for the three months ended March 31, 2020, which is reflected in the nine month ended September 30, 2020 above. Other periods will be revised in future filings.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S dollar millions)

	1Q19	2Q19	3Q19	4Q19	2019	1Q20	2Q20	3Q20
Engine Products
Third-party sales	$813	$835	$844	$829	$3,321	$781	$585	$485
Inter-segment sales	$5	$3	$1	$2	$11	$2	$1	$1
Segment operating profit	$141	$163	$161	$157	$622	$165	$105	$39
Segment operating profit margin	17.3%	19.5%	19.1%	18.9%	18.7%	21.1%	17.9%	8.0%
Provision for depreciation and amortization	$34	$35	$31	$30	$130	$30	$31	$31
Restructuring and other charges	$3	$250	$43	$1	$297	$13	$22	$9
Capital expenditures	$71	$55	$39	$46	$211	$19	$14	$15

Fastening Systems
Third-party sales	$395	$399	$391	$376	$1,561	$385	$326	$271
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—	—
Segment operating profit	$96	$99	$102	$99	$396	$96	$70	$33
Segment operating profit margin	24.3%	24.8%	26.1%	26.3%	25.4%	24.9%	21.5%	12.2%
Provision for depreciation and amortization	$12	$12	$12	$12	$48	$12	$12	$12
Restructuring and other charges	$5	$1	$—	$—	$6	$2	$24	$—
Capital expenditures	$9	$8	$7	$12	$36	$8	$7	$9

Engineered Structures
Third-party sales	$294	$331	$318	$312	$1,255	$275	$229	$206
Inter-segment sales	$3	$3	$4	$3	$13	$3	$2	$1
Segment operating profit	$16	$25	$40	$39	$120	$28	$19	$10
Segment operating profit margin	5.4%	7.6%	12.6%	12.5%	9.6%	10.2%	8.3%	4.9%
Provision for depreciation and amortization	$17	$14	$15	$12	$58	$13	$14	$13
Restructuring and other charges	$4	$193	$1	$1	$199	$17	$(5)	$9
Capital expenditures	$11	$7	$4	$5	$27	$3	$5	$3

Forged Wheels
Third-party sales	$254	$257	$241	$217	$969	$191	$113	$172
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—	$—
Segment operating profit	$60	$73	$60	$60	$253	$50	$6	$35
Segment operating profit margin	23.6%	28.4%	24.9%	27.6%	26.1%	26.2%	5.3%	20.3%
Provision for depreciation and amortization	$8	$8	$8	$8	$32	$10	$9	$10
Restructuring and other charges	$4	$1	$—	$(1)	$4	$2	$1	$—
Capital expenditures	$25	$20	$11	$14	$70	$7	$4	$6

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S dollar millions)
Reconciliation of Total Segment Operating Profit to Income (Loss) from Continuing Operations Before Income Taxes
	1Q19	2Q19	3Q19	4Q19	2019	1Q20	2Q20	3Q20
Total segment operating profit	$313	$360	$363	$355	$1,391	$339	$200	$117
Unallocated amounts
Restructuring and other charges	(44)	(472)	(56)	(10)	(582)	(39)	(105)	(22)
Corporate expense(1)	(55)	(64)	(51)	(60)	(230)	(42)	(21)	(22)
Consolidated operating income (loss)	214	(176)	256	285	579	258	74	73
Interest expense	(85)	(86)	(85)	(82)	(338)	(84)	(144)	(77)
Other expense (income), net	(12)	(6)	(8)	(5)	(31)	24	(16)	(8)
Income (loss) from continuing operations before income taxes	$117	$(268)	$163	$198	$210	$198	$(86)	$(12)

Differences between the total segment and consolidated totals are in Corporate.

(1)

For the quarter ended March 31, 2019, Corporate expense included $1 of costs associated with the Arconic Inc. Separation Transaction, $8 of legal and advisory charges related to the strategic review and Grenfell tower. For the quarter ended June 30, 2019, Corporate expense included $1 of costs associated with the Arconic Inc. Separation Transaction, $9 impairment of assets of the energy business, $4 of costs related to a fire at a fasteners plant and $3 of legal and advisory charges related to Grenfell tower. For the quarter ended September 30, 2019, Corporate expense included $1 of costs associated with the Arconic Inc. Separation Transaction, $5 of costs related to a fire a fasteners plant and $2 of legal and advisory charges related to Grenfell tower. For the quarter ended December 31, 2019, Corporate expense included $2 of costs associated with the Arconic Inc. Separation Transaction, $1 in an impairment of assets of the energy business, and $1 of legal and advisory charges related to Grenfell tower. For the quarter ended March 31, 2020, Corporate expense included $4 of costs associated with the Arconic Inc. Separation Transaction, $11 of net costs related to fires at two plants, and impairment costs related to facilities closures of $3 offset by ($1) net reimbursement related to legal and advisory charges related to Grenfell Tower. For the quarter ended June 30, 2020, Corporate expense included $3 of costs associated with the Arconic Inc. Separation Transaction, ($6) of reimbursement on a related to legal and advisory charges related to Grenfell Tower, and $4 of net costs related to a fire at two plants (net of insurance reimbursements). For the quarter ended September 30, 2020, Corporate expense included ($2) of reimbursement on a related to legal and advisory charges related to Grenfell Tower, and $7 of net costs related to fires at two plants.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Adjusted free cash flow	Quarter ended		Nine months ended
	June 30, 2020	September 30, 2020	September 30, 2019	September 30, 2020
Cash provided from (used for) operations	$31	$35	$17	$(142)
Cash receipts from sold receivables	66	144	630	258
Capital expenditures	(32)	(36)	(532)	(220)
Adjusted free cash flow	65	143	115	(104)
Costs associated with the Arconic Inc. Separation Transaction	11	—	27	77
Adjusted free cash flow, excluding costs associated with Arconic Inc. Separation Transaction	$76	$143	$142	$(27)

The net cash funding from the sale of accounts receivables was $350 million in the fourth quarter of 2019 and all prior quarters presented. The net cash funding from the sale of accounts receivables was $329 million in the first quarter of 2020 which represented a $21 million use of cash in the first quarter. The net cash funding from the sale of accounts receivables was $299 million in the second quarter of 2020 which represented a $30 million use of cash in the second quarter. The net cash funding from the sale of accounts receivables was $255 million in the third quarter of 2020 which represented a $45 million use of cash in the third quarter.

During the quarter ended September 30, 2020, the Company identified a misclassification in the presentation of changes in accounts payable and capital expenditures in its previously issued Statement of Consolidated Cash Flows. Although management has determined that such misclassification did not materially misstate such prior financial statements, the Company has revised its Statement of Consolidated Cash Flows for the nine months ended September 30, 2019 resulting in an increase of $117 to previously reported capital expenditures within cash provided from investing activities with a corresponding offset in accounts payable, trade within cash used for operations. The Company also revised its Statement of Consolidated Cash Flows to increase its previously reported capital expenditures with a corresponding offset in accounts payable, trade of $83 for the three months ended March 31, 2020, which is reflected in the nine months ended September 30, 2020 above. Other periods will be revised in future filings.

Adjusted free cash flow and Adjusted free cash flow, excluding costs associated with the Arconic Inc. Separation Transaction are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations), cash receipts from net sales of beneficial interest in sold receivables, as well as costs associated with the Arconic Inc. Separation Transaction. It is important to note that Adjusted free cash flow and Adjusted free cash flow, excluding costs associated with the Arconic Inc. Separation Transaction do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited) (in U.S. dollar millions, except per-share and share amounts)

Income from continuing operations, excluding Special items	Quarter ended			Nine months ended
	September 30, 2019	June 30, 2020	September 30, 2020	September 30, 2019	September 30, 2020
Income (loss) from continuing operations	$58	$(84)	$36	$8	$105

Diluted earnings (loss) per share (EPS)
Continuing operations	$0.13	$(0.19)	$0.08	$0.01	$0.23
Discontinued operations	$0.08	$(0.03)	$—	$0.34	$0.11

Special items:
Restructuring and other charges	56	105	22	572	166
Discrete tax items(1)	14	10	(41)	(23)	(39)
Other special items(2)	26	68	3	(15)	91
Tax impact(3)	(6)	(44)	(7)	(116)	(61)

Income from continuing operations, excluding Special items	$148	$55	$13	$426	$262

Diluted EPS excluding Special items	$0.33	$0.12	$0.03	$0.92	$0.59

Average number of shares - diluted EPS excluding Special items	456,679,981	438,669,853	439,389,489	469,898,301	439,625,641

Income (loss) from continuing operations excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income (loss) from continuing operations determined under GAAP as well as Income (loss) from continuing operations excluding Special items.

(1)	Discrete tax items for each period included the following:
for the quarter ended September 30, 2019, a net charge for prior year items $12, and a net charge for other items $2;

  for the quarter ended June 30, 2020, charges resulting from the remeasurement of deferred tax balances in various jurisdictions as a result of the Arconic Inc. Separation Transaction $6, and a net charge for prior year items $4.

for the quarter ended September 30, 2020, a benefit related to a U.S. tax law change ($36), a net benefit for prior year items ($6), and a net charge for other items $1;

  for the nine months ended September 30, 2019, a benefit to deduct prior year foreign taxes rather than claim a U.S. foreign tax credit ($25), a benefit to remeasure certain deferred tax assets as a result of a foreign tax rate change ($12), a net charge for prior year items $12, and a net charge for other items $2; and

  for the nine months ended September 30, 2020, a benefit for a U.S. tax law change ($36), charges resulting from the remeasurement of deferred tax balances in various jurisdictions as a result of the Arconic Inc. Separation Transaction $6; a benefit for stock compensation ($5), a net benefit for prior year items ($2), and a net benefit for other items ($2).

(2)	Other special items for each period included the following:

  for the quarter ended September 30, 2019, costs related to a fire at a fasteners plant ($5), costs associated with the Arconic Inc. Separation Transaction ($1), legal and other advisory costs related to Grenfell Tower ($2), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($3), and an unfavorable impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($15);

  for the quarter ended June 30, 2020, new financing and debt tender fees ($65), transaction costs associated with the Arconic Inc. Separation Transaction ($3), net costs related to fires at two plants ($4) net of reimbursement, and an unfavorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($2) partially offset by a reimbursement of legal and other advisory costs related to Grenfell Tower $6;

  for the quarter ended September 30, 2020, net costs related to fires at two plants ($7), reimbursement of legal and other advisory costs related to Grenfell Tower $2, a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized $1, and a favorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applied to special items $1;

  for the nine months ended September 30, 2019, costs related to a fire at a fasteners plant ($9), costs associated with the Arconic Inc. Separation Transaction ($9), legal and other advisory costs related to Grenfell Tower ($8), impairment of assets of the energy business ($9), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($18), and a favorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items $68; and

  for the nine months ended September 30, 2020 new financing and debt tender fees ($65), costs associated with the Arconic Inc. Separation Transaction ($13), net costs related to fires at two plants ($22), inventory impairment ($3), reimbursement of legal and other advisory costs related to Grenfell tower $9, and a favorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items $3.

(3)

The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions)

Operational Tax Rate	Quarter ended September 30, 2020			Nine months ended September 30, 2020
	As reported	Special items(1) (2)	As adjusted	As reported	Special items(1) (2)	As adjusted
Income (loss) from continuing operations before income taxes	$(12)	$27	$15	$100	$261	$361
Provision (benefit) for income taxes	(48)	50	2	(5)	104	99
Operational tax rate	400.0%		13.3%	(5.0)%		27.4%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)

Special items for the quarter ended September 30, 2020 include $22 of Restructuring and other charges and $5 related to plant-related fire costs and legal and other advisory costs related to Grenfell Tower. Special items for the nine months ended September 30, 2020 include $166 of Restructuring and other charges, $65 of new debt and tender fees, $7 costs associated with the Arconic Inc. Separation Transaction, $22 in net costs related to plant-related fire costs, ($9) reimbursement of legal and advisory costs related to Grenfell Tower, $7 in interest costs and $3 for an inventory impairment.

(2)

Tax Special items includes discrete tax items and tax impact on Special items which is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

  for the quarter ended September 30, 2020, a discrete tax benefit of $41 related to a $36 benefit for a U.S. tax law change as described below, a net $6 benefit for prior year items, and a net $1 charge for other items. The U.S. tax law change resulted from final regulations issued in July 2020 that provided an election to exclude from global intangible low-taxed income any foreign earnings subject to a local country tax rate of at least 90% of the U.S. tax rate.

  for the nine months ended September 30, 2020, a discrete tax benefit of $39 related to a $36 benefit for a U.S. tax law change as described below, a $6 charge for the remeasurement of deferred tax balances in various jurisdictions as a result of the Arconic Inc. Separation Transaction, a $5 benefit for stock compensation, a net $2 benefit for prior year items, and a net $2 benefit for other items. The U.S. tax law change resulted from final regulations issued in July 2020 that provided an election to exclude from global intangible low-taxed income any foreign earnings subject to a local country tax rate of at least 90% of the U.S. tax rate.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Net Debt	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Short-term debt	$434	$1,434	$1,034	$1,336	$391	$384
Long-term debt, less amount due within one year	5,901	4,905	4,906	4,608	4,695	4,697
Total debt	$6,335	$6,339	$5,940	$5,944	$5,086	$5,081
Less: Cash, cash equivalents, and restricted cash	1,314	1,278	1,632	2,143	1,285	1,368
Net debt	$5,021	$5,061	$4,308	$3,801	$3,801	$3,713

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses the Company's leverage position after factoring in cash that could be used to repay outstanding debt.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Operating income excluding Special items	Quarter ended
	September 30, 2019	June 30, 2020	September 30, 2020
Operating income	$256	$74	$73

Special items:
Restructuring and other charges	56	105	22
Costs associated with the Arconic Inc. Separation Transaction	1	3	—
Impairment of energy business assets	—	—	—
Legal and other advisory costs related to Grenfell Tower	2	(6)	(2)
Plant fire costs, net	5	4	7
Impairment costs related to facilities closures	—	—	—
Operating income excluding Special items	$320	$180	$100

Sales	$1,794	$1,253	$1,134

Operating income margin, excluding Special items	17.8%	14.4%	8.8%

Operating income excluding Special items and Operating income margin, excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Contacts

Investors
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media
Paul Erwin
(412) 553-2666
Paul.Erwin@howmet.com